SETTLEMENT AGREEMENT

         This Settlement Agreement is made this 15th day of May 1998, by and between Nationwide Mutual Insurance Company ("Nationwide"), Alaska National Insurance Company ("Alaska National"), Providence Washington Insurance Company ("Providence Washington") and Admiral Insurance Company ("Admiral") (collectively the "Insurers"), and Chugach Electric
Association, Inc. ("Chugach").

                                   DEFINITIONS

         AGREEMENT means this Settlement Agreement.

         CLAIMS means claims, obligations, demands, suits, proceedings, causes of action, government orders, costs, or liabilities, whether known, unknown, foreseeable, unforeseeable, legal, equitable, fixed, contingent, matured, unmatured, liquidated, or unliquidated and without regard to when such claims, etc., accrue or accrued.

         ENVIRONMENTAL CLAIMS means any and all past, present, and future CLAIMS that are asserted or brought at any time against, or imposed at any time upon, Chugach arising out of or relating to actual, alleged, threatened, or potential bodily injury and/or property damage and/or personal injury and/or advertising injury caused by ENVIRONMENTAL CONTAMINATION.

         ENVIRONMENTAL CONTAMINATION means the actual, alleged, or threatened presence, movement, migration, discharge, dispersal, seepage, emission, release, disposal, dumping, landfilling, or escape of contaminants, pollutants, irritants, thermal contamination, trash, smoke, vapors, soot, acids, alkyds, gases, chemicals, petroleum derivatives, waste materials, or any other substances alleged by any person or entity in the past, now, or in the future to be toxic, hazardous, damaging, or harmful to the environment and/or human health or safety.

         POLICIES means:

                  Policies   issued   by   Nationwide   to   Chugach    numbered
                  85GA-953-672-0002  (5/1/84 to 5/1/85,  renewed to 5/1/86,  and again to 5/1/87;

                  Policies issued by Alaska National to Chugach numbered A 82 LD 00361 (1/1/82 to 1/1/83), A 83 CD 00361 (1/1/83 to 1/1/84),
                  and 84A LD 00361 (1/1/84 to 5/1/84);

                  Policies issued by Providence Washington to Chugach numbered GLA4 52 36 (1/1/77 to 1/1/78), GLA4 71 15 (1/1/78 to 1/1/79,
                  GLA5 06 65  (1/1/80  to  1/1/81),  and GLA5 20 86  (1/1/81  to
                  1/1/82); and

                  The policy issued by Admiral to Chugach numbered 9 CG 2769 (1/1/79 to 1/1/80).

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         SITE means the Standard  Steel & Metals  Salvage Yard Superfund Site in
Anchorage, Alaska.


                                    RECITALS

     WHEREAS, the Insurers issued the POLICIES to Chugach;

     WHEREAS, the United States has asserted claims against Chugach under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA Claims") relating to the release of hazardous substances at the SITE;

     WHEREAS, in partial settlement of costs incurred in connection with the CERCLA Claims Chugach entered into a Partial Consent Decree with the United States dated December 1996 (the "Partial Consent Decree"). Pursuant to the Partial Consent Decree, Chugach paid United States' past response costs, EPA oversight costs, and remedial investigation and feasibility study costs (collectively, "Partial Consent Decree Costs") and costs of removing scrap metal and debris from the SITE ("Scrap Removal Costs");

     WHEREAS, in further settlement, Chugach executed a second Consent Decree with the United States which was entered by the court in January 1998 pursuant to which Chugach and other potentially responsible parties ("PRPs") are performing remedial design and remedial action ("RD/RA") at the SITE. This second Consent Decree requires performance of RD/RA work and operations and maintenance ("O&M") activities at the SITE and payment of United States EPA oversight costs relating to the same ("Oversight Costs");

     WHEREAS, Chugach has requested coverage from the Insurers under the POLICIES for costs arising out of the CERCLA Claims against Chugach relating to the SITE;

     WHEREAS, the Insurers dispute that they have any obligations to defend or indemnify Chugach in connection with any CERCLA Claims or other ENVIRONMENTAL CLAIMS under their POLICIES; and

     WHEREAS, the parties now seek a full and final resolution of all ENVIRONMENTAL CLAIMS relating to the SITE, except with respect to possible natural resource damage assessment claims arising under 42 U.S.C. ss. 9607(f) ("NRDA Claims");

     NOW, THEREFORE, in consideration of the mutual agreements by and between the parties, the parties hereby agree as follows:



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                                    AGREEMENT

         The parties hereby settle all ENVIRONMENTAL CLAIMS, except with respect to NRDA Claims, that Chugach could assert as arising under the POLICIES relating to the SITE. The terms of this settlement are as follows:

                  1.       PAYMENTS BY THE INSURERS.

                  a. The Insurers shall pay 100% of Chugach's attorneys' fees incurred in defending CERCLA Claims through February 28, 1998. Subject to the Insurers' right to audit and dispute such fees, payment of such fees for January and February 1998 shall be due within thirty (30) days of the date of invoice. On or before March 16, 1998, the Insurers will bring current the past invoices of Chugach's defense counsel Heller Ehrman, with interest running at 10 1/2% simple interest from January 1, 1998. These bills include $8,750.71 owed on 1990- 91 billings and current billings in the amount of $7,496.40.

                  b. On March 16, 1998, or thirty (30) days after Chugach provides the Insurers with documentation supporting its claim for payment, whichever is later, the Insurers shall pay 100% of the following: 50% of the Partial Consent Decree Costs. This amount totals approximately $433,611 and will be allocated to defense costs. The Insurers shall also pay 77.5% of the following: the remaining 50% of Partial Consent Decree Costs, the total Scrap Removal Costs, and the total RD/RA costs paid by Chugach prior to March 15, 1998. This 77.5% payment will be allocated to indemnity. Interest will run at the rate of 8% simple interest from the date this payment is due.

                  c. On December 1, 1998, and December 1, 1999, or thirty (30) days after Chugach provides the Insurers with documentation supporting its claim for payment, whichever is later, the Insurers shall pay 77.5% of the RD/RA and Oversight Costs paid by Chugach since the last payment. These progress payments will be allocated to indemnity. Interest will run at the rate of 8% simple interest from the date a payment is due.

                  d. On the earlier of EPA certification of completion of remedial action or January 1, 2001, Chugach shall provide documentation of the RD/RA and Oversight Costs paid by Chugach since the last payment and, within thirty (30) days thereafter, the Insurers shall pay 77.5% of the same. Within such 30-day period the Insurers shall also pay 90% of the present value of Chugach's share of estimated future costs for O & M, Oversight and defense ("Future Costs"). These amounts will be allocated to indemnity. The present value estimate of Future Costs will be determined by the PRPs' consultant, Alex Tula. If Alex Tula is no longer serving as the PRPs' consultant, his successor shall make the determination, provided that the Insurers consent. If Chugach's share of the present value estimate of Future Costs is determined to be less than $100,000, the Insurers shall be bound by this determination. If (1) Chugach's share of the present value estimate of Future Costs is determined to be equal to or more than $100,000 and the parties cannot agree on the estimated amount within a reasonable

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time frame or (2) Alex Tula is no longer serving as the PRPs' consultant and the
Insurers do not consent to his successor's making the determination, the parties will attempt to agree on a single mutually acceptable consultant to determine the present value estimate of Future Costs. If the parties cannot agree on a consultant within a reasonable time period, each party will select a consultant, those two consultants will select a third consultant and all three consultants will attempt to agree upon the present value estimate of Future Costs. The decision of two of the three consultants will be binding on all parties. The cost of a single mutually agreeable consultant, or, if three consultants are used, the cost of the consultant selected by the other two consultants will be paid on a 50-50 basis by Chugach and the Insurers. If three consultants are used, each party will pay the full cost of the consultant it selected. Interest on Future Costs will run at the rate of 8% simple interest from the date payment is due.

                  e. The Insurers shall pay 90% of Chugach's attorneys' fees incurred in defending CERCLA Claims from March 1, 1998, through EPA certification of completion of remedial action or January 1, 2001, whichever is earlier. Subject to the Insurers' right to audit and dispute such fees, payment of such fees shall be made within thirty (30) days after the date of invoice.

         2.                MUTUAL RELEASE OF ALL CLAIMS.
         In consideration of the payment set forth in the preceding paragraph and the mutual release set forth in this paragraph, Chugach and the Insurers jointly release and discharge each other from any and all liability under the POLICIES for all CLAIMS for both defense and indemnity payment involving ENVIRONMENTAL CLAIMS, except for NRDA Claims, against Chugach relating to the SITE.

         3.                KNOWN POLICIES.
         Chugach and the Insurers agree that the only policies of insurance covered by this AGREEMENT are the POLICIES, as defined above.

         4.                TERMS AND CONDITIONS OF POLICIES.

         Except as specifically provided by the AGREEMENT, the parties' respective rights and duties shall be determined by the terms and conditions of the POLICIES and applicable law. For example, and without limitation, issues regarding applicable policy limits and the exhaustion of policy limits will be determined by the language of the POLICIES and applicable law unless and except as expressly addressed in this AGREEMENT.

         5. POLICY  LIMITS OF 1978  PROVIDENCE  WASHINGTON  POLICY.

         Chugach and Providence Washington only agree for purposes of this settlement that the 1978 Providence Washington policy (GLA4 71 15, 1/1/78 to 1/1/79)

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         will be treated as if it has limits of $50,000 for liability on account of property damage, but Chugach and Providence Washington agree that nothing in this AGREEMENT shall waive Chugach's right to argue that this policy had higher limits in connection with any CLAIMS other than those settled hereunder.

         6.                ALLOCATION OF PAYMENTS.
         The Insurers agree that, as to their respective POLICIES, they will allocate payments made under this settlement on a pro rata horizontal basis. The Insurers do not agree to allocate on a pro rata basis as among themselves. Providence Washington agrees it will not allocate horizontally to policies in effect before January 1, 1977.

         7.                EXCLUSION OF NRDA CLAIMS.
         All  NRDA  Claims,   whether  related  to  defense  or  indemnification
obligations, are excluded from this AGREEMENT.

         8.                CONFIDENTIALITY.
         The parties acknowledge that Chugach is a publicly traded, member-owned utility and that Chugach may be required to disclose information about this AGREEMENT to regulatory agencies and others. The parties agree to work cooperatively together to retain as much confidentiality as possible of this settlement while acknowledging that Chugach has substantial disclosure obligations including, without limitation, those relating to SEC, APUC and wholesale customers. The terms of this AGREEMENT may also be disclosed by the parties to their respective counsel, reinsurers, and accountants. This AGREEMENT is made pursuant to and in reliance on Evidence Rule 408.

         9.                PARTIES BOUND.
         This AGREEMENT is binding on and for the benefit of the parties and their respective officers, directors, shareholders, agents, servants, employees, attorneys, representatives, divisions, parent and subsidiary corporations, affiliates, heirs, executors, administrators, successors, and assigns. The AGREEMENT is not intended to, and does not, give or create rights to or for any other person or entity.

         10.               DISPUTES REGARDING AGREEMENT.
         The laws of the state of Alaska shall apply to construction of this AGREEMENT, and any proceeding to enforce the AGREEMENT shall be brought in the state of Alaska, unless all parties agree otherwise. The prevailing party or parties in any such proceedings shall be entitled to their reasonable costs and attorneys' fees incurred in prosecuting or defending such proceeding. This AGREEMENT was reviewed and accepted by legal counsel for CHUGACH

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and the INSURERS.  In the event any ambiguity is found to exist in any provision of this AGREEMENT, such ambiguity is not to be construed against any party as drafter of the document.

         11.               COMPLETE AGREEMENT.
         This AGREEMENT contains all of the terms and conditions agreed upon by the parties relating to its subject matter and supersedes any and all prior or contemporaneous agreements, negotiations, correspondence, understandings, and communications of the parties, whether oral or written, respecting this settlement.

         12.               EXECUTION OF AGREEMENT.
         There shall be only one original AGREEMENT, to be retained by Chugach, consisting of 11 pages with an original signature on behalf of each party. This AGREEMENT may be executed by the parties in counterpart originals with the same force and effect as if fully and simultaneously executed as a single original document.

         13.               AUTHORITY.
         Each of the following undersigned represents that he or she has the authority to enter into, and does enter into, this AGREEMENT on behalf of the party he or she represents.

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                                              Chugach Electric Association, Inc.


May 19, 1998                                /s/ Eugene N. Bjornstad
                                            ------------------------
DATE                                        Authorized Representative

                                                General Manager
                                                    Title

SUBSCRIBED AND SWORN to before me this 19 day of March, 1998.


                                            /s/ Denise A. Withers
                                            NOTARY PUBLIC in and for the State
                                            of Alaska, residing at
                                            Anchorage, Alaska.
                                            My Commission Expires: 4/8/99.

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                                            Nationwide Mutual Insurance Company


6/2/98                                      /s/ Richard Rizk
DATE                                        Authorized Representative

                                            Environmental Claim Supervisor
                                                     Title

SUBSCRIBED AND SWORN to before me this 2 day of June, 1998.


                                            /s/ Rosa Ferrari
                                            NOTARY PUBLIC in and for the State
                                            of Illinois, residing at
                                            Oupage County.
                                            My Commission Expires: 2-18-2001.

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                                            Alaska National Insurance Company


May 26, 1998                                /s/ Gary B. Oehler
                                            -------------------
DATE                                        Authorized Representative

                                            Senior Vice President
                                                   Title

SUBSCRIBED AND SWORN to before me this 26 day of May, 1998.


                                            /s/ Michelle L. Washington
                                            NOTARY PUBLIC in and for the State
                                            of Washington, residing at
                                            Seattle, WA.
                                            My Commission Expires: 11-1-01.

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                                        Providence Washington Insurance Company


August 31, 1998                             /s/ Dennis Grasso
DATE                                        Authorized Representative

                                            General Claim Specialist
                                                     Title

SUBSCRIBED AND SWORN to before me this 31st day of August, 1998.


                                            /s/ Eleanor L. Davies
                                            NOTARY PUBLIC in and for the State
                                            of Rhode Island, residing at
                                            E. Providence.
                                            My Commission Expires: 5/2/02.

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                                            Admiral Insurance Company


6/11/98                                     /s/ Beth Onslager
DATE                                        Authorized Representative

                                            Claims Superintendent
                                                   Title

SUBSCRIBED AND SWORN to before me this 11th day of June, 1998.


                                    /s/ Marlene Greenberg
                                    NOTARY PUBLIC in and for the State
                                    of New Jersey, residing at
                                    417 Fireside Ln, Cherry Hill, NJ, Camden Co.
                                    My Commission Expires: June 13, 2000.


F:\CLIENTS\180\1\PLDGS\JES23.7D


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